Exhibit 1
JOINT FILING AGREEMENT
This Joint Filing Agreement (this “ Agreement”) is made as of February 25, 2010 between Asia Pacific On-Line Limited, a corporation organized under the laws of the Cayman Islands and Ms Nicola Chu Ming Nga ( collectively, the “Joint Filers”)
BACKGROUND INFORMATION
Pursuant to Rule 13d-1 (k) (1) under the Securities Exchange Act of 1934, as ameded ( the “Exchange Act” ) the Joint Filers desire to satisfy any filing obligation under Section 13 (d) of the Exchange Act by a single joing filing.
STATEMENT OF AGREEMENT
The Joint Filers hereby acknoweldge the accuracy of the foregoing Backgorund information and hereby agree as follows:
1.	The Schedule 13D with respect to the Class A Common Sahres, par value $0.00025 per share, of CDC Coproation ( to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2.	Each of the Joint Filers is eligible to use Schedule 13D for the filing of information therein contained.

3.	Each of the Joint Filers is responsible for the timely filing of Schedule 13D and any amendements thereto, and for the completeness and accuracy of the information concerning the other persons making the filling, unless such person knows or has reason to believe that such information is inaccurate

Asia Pacific On-Line Limited

By	/s/ Nicola Chu Ming Nga
Name :	Nicola Chu Ming Nga
Title:	Director

By	/s/ Nicola Chu Ming Nga

Nicola Chu Ming Nga